UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   November 21, 2003

PIVOTAL CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

000-26867	98-0366456

(Commission file number)	(I.R.S. Employer Identification No.)

Suite 700 – 858 Beatty Street
Vancouver, British Columbia, V6B 1C1

(Address of Principal Executive Offices and Zip Code)

Telephone (604) 699-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 9.  Regulation FD Disclosure

Pivotal Announces Adjournment of Shareholders’ Meeting to Allow
Consideration of Conditional Proposal from CDC Software

Vancouver, B.C. – November 21, 2003 – The Special Committee of Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), today announced that Pivotal’s shareholders have approved a further adjournment of the shareholders’ meeting previously scheduled to be held today. The meeting will be reconvened at 3:00 pm (Vancouver time) on Wednesday, December 3, 2003 at the Fairmont Waterfront Hotel, 900 Canada Place, Vancouver, British Columbia.

In addition, Pivotal has received from the Oak Group a waiver from certain requirements of the arrangement agreement between Pivotal and the Oak Group. The waiver permits the Special Committee, subject to certain conditions, to immediately begin discussions and negotiations with CDC. The Oak Group has indicated that it has provided the waiver to assist in ensuring that the current uncertain situation is resolved as quickly as possible for the Pivotal shareholders. Once a confidentiality and standstill agreement in the form executed by the Oak Group has been executed by CDC, Pivotal intends to:

•	provide CDC with access, in Vancouver, B.C., to materials and management in order to allow CDC to complete its due diligence review of Pivotal; and

•	concurrently with the conduct of due diligence, work with CDC to determine whether it is possible to consummate a deal with CDC on terms which the Special Committee determines constitute a “superior transaction” to the terms currently contained in the arrangement agreement with the Oak Group.

The waiver from the Oak Group expires at midnight (Vancouver time) on Sunday, November 30, 2003. CDC indicated in its written proposal dated November 18, 2003 that it could complete due diligence “within under one week”. The deadline of November 30, 2003 provides CDC with more than that amount of time. In addition, the Special Committee does not intend to take any action that will jeopardize the Oak Group transaction, which the Special Committee continues to support since there is presently no superior transaction with CDC. The Special Committee believes that the December 4 end date for due diligence proposed by CDC is too late to implement the terms of the Oak Group agreement, and, if no agreement has been reached with CDC, to allow for the shareholders meeting and court approval process relating to the Oak Group transaction to be conducted prior to the December 9 termination date.

Accordingly, Pivotal intends to continue discussions with CDC only up to midnight (Vancouver time) on Sunday, November 30, 2003. Before the market opens on Monday, December 1, 2003, the Special Committee will issue a press release describing the results of this process. If no signed, irrevocable offer containing terms acceptable to the Special Committee has been received from CDC by midnight (Vancouver time) on November 30, 2003, the shareholders’ meeting to consider the Oak Group transaction will be held as scheduled on December 3.

Pivotal does not require, and will not accept, any interim financing from CDC during this negotiation period.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the proposed negotiations with CDC Software Corporation and the upcoming extraordinary general meeting of shareholders of Pivotal at which the current transaction with the Oak Group will be voted upon. Forward-looking statements include statements about plans and proposals for future actions, or events or conditions that may occur in the future. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, or statements that events or conditions “may” or “will” occur, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties and other factors that could cause actual events, conditions or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include the possibility that CDC (or another party) may decide to provide further proposals to Pivotal or its shareholders on an unsolicited basis, that Pivotal may not be able to negotiate a satisfactory agreement with CDC, that the Oak Group may not continue to cooperate with Pivotal or may seek to terminate their obligations under their agreement, that shareholders or the British Columbia Supreme Court may not approve the transaction with the Oak Group or that market conditions or other events might result in the termination of the proposed transactions with the Oak Group. Pivotal undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Investor and Press Contact:

Divesh Sisodraker
Tel: 604/699-8000
Email: investor-relations@pivotal.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

PIVOTAL CORPORATION

Date: November 21, 2003
/s/ Trevor Wiebe
Trevor Wiebe In-House Counsel and Corporate Secretary